Exhibit 99.1
Post Holdings Reports Results for the First Quarter of Fiscal Year 2019
St. Louis - January 31, 2019 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the first fiscal quarter ended December 31, 2018.
Highlights:

•	Net sales of $1.4 billion

•	Operating profit of $293.9 million; net earnings of $125.6 million and Adjusted EBITDA of $292.5 million

•	Updated fiscal year 2019 Adjusted EBITDA (non-GAAP) guidance range of $1.20-$1.24 billion
Basis of Presentation
Financial results for the first quarter of fiscal year 2019 reflect the separate capitalization of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), the holding company for Post’s historical private brands business, effective October 1, 2018, with Post’s 60.5% retained interest in 8th Avenue’s common equity accounted for using equity method accounting. Additionally, financial results for the first quarter of fiscal year 2019 include results from Bob Evans Farms, Inc. (“Bob Evans”), which was acquired on January 12, 2018.
First Quarter Consolidated Operating Results
Net sales were $1,411.3 million, a decrease of 1.5%, or $21.8 million, compared to the prior year period. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 3.1%, or $42.7 million, when compared to the same period in fiscal year 2018. Gross profit was $426.5 million, or 30.2% of net sales, a decrease of $22.0 million compared to the prior year gross profit of $448.5 million, or 31.3% of net sales.
Selling, general and administrative (SG&A) expenses were $217.1 million, or 15.4% of net sales, a decrease of $28.9 million compared to the prior year SG&A expenses of $246.0 million, or 17.2% of net sales. SG&A expenses for the first quarter of 2019 included $10.7 million of transaction costs primarily related to the separate capitalization of 8th Avenue and were treated as adjustments for non-GAAP measures. SG&A expenses for the first quarter of 2018 included $10.6 million of integration expenses and a provision for $9.0 million in legal settlements, both of which were treated as adjustments for non-GAAP measures.
Operating profit was $293.9 million, an increase of 82.5%, or $132.9 million, compared to the prior year period operating profit of $161.0 million which included segment profit of $16.9 million attributable to the historical private brands business. Operating profit for the first quarter of 2019 included a $124.7 million gain related to the separate capitalization of 8th Avenue which was treated as an adjustment for non-GAAP measures.
Net earnings were $125.6 million, a decrease of 57.4%, or $169.3 million, compared to the prior year period. Net earnings for the first quarter of 2019 included a loss of $51.7 million primarily related to non-cash mark-to-market adjustments on interest rate swaps, which is discussed later in this release and was treated as an adjustment for non-GAAP measures. Net earnings for the first quarter of 2018 included a $263.6 million one-time income tax net benefit and a $37.3 million loss related to early extinguishment of debt, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings available to common shareholders were $123.6 million, or $1.67 per diluted common share, compared to the prior year period net earnings available to common shareholders of $291.5 million, or $3.82 per diluted common share. Adjusted net earnings were $83.3 million, or $1.11 per adjusted diluted common share, compared to the prior year period adjusted net earnings of $67.9 million, or $0.88 per adjusted diluted common share.
Adjusted EBITDA was $292.5 million, an increase of 3.9%, or $10.9 million, compared to the prior year period Adjusted EBITDA of $281.6 million which included $30.2 million attributable to the historical private brands business.

Segment Results
During the first quarter of 2019, Post reorganized its reported segments by separating the legacy Refrigerated Food segment into two segments: Foodservice and Refrigerated Retail.
The below references to pro forma net sales and volumes are defined later in this release under “Pro Forma Information.”
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
Net sales were $455.3 million, an increase of 5.4%, or $23.3 million, compared to the prior year period. Volume growth of 4.8% was driven primarily by certain licensed products, Honey Bunches of Oats and Pebbles. Segment profit was $84.0 million and $70.2 million for first quarter 2019 and 2018, respectively. Segment Adjusted EBITDA was $113.6 million and $104.8 million for first quarter 2019 and 2018, respectively.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.
Net sales were $100.9 million, an increase of 1.2%, or $1.2 million, compared to the prior year period, with volumes declining 3.3%. Segment profit was $18.9 million and $16.8 million for first quarter 2019 and 2018, respectively. Segment Adjusted EBITDA was $27.1 million and $25.6 million for first quarter 2019 and 2018, respectively.
Foodservice
Primarily egg and potato products.
Net sales were $408.1 million, an increase of 10.6%, or $39.2 million, compared to the reported prior year first quarter. Pro forma net sales increased 4.1%, or $16.2 million, over the same period in fiscal year 2018. Pro forma volumes increased 5.1%, driven by a 5.8% increase in egg volumes and a 4.6% increase in potato volumes. Segment profit was $52.7 million and $45.9 million for first quarter 2019 and 2018, respectively. Segment Adjusted EBITDA was $77.1 million and $69.8 million for first quarter 2019 and 2018, respectively.
Refrigerated Retail
Inclusive of side dishes, egg, cheese and sausage products.
Net sales were $261.6 million, an increase of 84.6%, or $119.9 million, compared to the reported prior year first quarter. Pro forma net sales increased 0.2%, or $0.5 million, over the same period in fiscal year 2018. Pro forma volumes increased 3.2%, driven by a 7.0% increase in pro forma side dish volumes. Volume information for additional products is disclosed in a table presented later in this release. Segment profit was $30.5 million and $23.2 million for first quarter 2019 and 2018, respectively. Segment Adjusted EBITDA was $48.0 million and $31.2 million for first quarter 2019 and 2018, respectively.
Active Nutrition
Protein shakes and other ready-to-drink beverages, powders and bars and nutritional supplements.
Net sales were $185.8 million, flat compared to the prior year period, as net sales growth in shake, other ready-to-drink and powder products was offset by declines in bar products. Shake net sales grew 3.8%, a deceleration from recent periods resulting from short-term capacity constraints. Segment profit was $35.2 million and $19.8 million for first quarter 2019 and 2018, respectively. Segment profit for the first quarter of 2018 was negatively impacted by a provision for $9.0 million for a legal settlement. Segment Adjusted EBITDA was $41.6 million and $35.3 million for first quarter 2019 and 2018, respectively.
Interest, Loss on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $59.4 million for the first quarter of 2019, compared to $90.5 million for the first quarter of 2018. Interest expense, net for the first quarter of 2019 included i) a gain of $30.1 million resulting from the reclassification of gains previously recorded in accumulated other comprehensive loss to interest expense and ii) $4.3 million of interest expense payable, under certain circumstances, to former holders of shares of Bob Evans common stock who demanded appraisal of their shares under Delaware law and had not withdrawn their demands. During the first quarter of 2019, Post i) settled with one such former stockholder and ii) pre-paid the $77.00 per share merger consideration related to claims from the remaining former stockholders, which together resulted in total payments of $257.6 million.

Loss on extinguishment of debt, net of $6.1 million was recorded in the first quarter of 2019 in connection with i) Post’s repayment of $863.0 million in total principal value of its term loan, ii) the assignment of debt to 8th Avenue related to its separate capitalization and iii) Post’s open market purchases of $60.0 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $37.3 million was recorded in the first quarter of 2018 in connection with Post’s redemption of its 6.00% senior notes.
Expense (income) on swaps, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Expense on swaps, net was $51.7 million for the first quarter of 2019, compared to income of $2.7 million for the first quarter of 2018.
Income tax expense was $43.8 million in the first quarter of 2019, an effective income tax rate of 24.3%, compared to a benefit of $255.8 million in the first quarter of 2018. In connection with the U.S. Tax Cuts and Jobs Act, Post recorded a $263.6 million one-time income tax net benefit in the first quarter of 2018.
Share Repurchases
During the first quarter of 2019, Post repurchased 0.3 million shares for $25.3 million at an average price of $88.12 per share. At the end of the first quarter of 2019, Post had $282.7 million remaining under its share repurchase authorization.
Recent Announcements
On January 10, 2019, Post announced it gave notice for the redemption of all outstanding shares of its 2.5% Series C Cumulative Perpetual Convertible Preferred Stock with a redemption date of February 15, 2019.
Outlook
Post management has updated its fiscal year 2019 Adjusted EBITDA range to be between $1.20-$1.24 billion, which excludes any earnings from Post’s investment in 8th Avenue.
In fiscal year 2019, Post management continues to expect to incur the following costs, which are treated as adjustments to non-GAAP measures:

•
$17-$19 million of restructuring and plant closure costs associated with the closure of certain cereal facilities, comprised of severance, retention and related expenses, adjustments on assets held for sale and accelerated depreciation; and

•	$2-$3 million of integration costs, comprised of severance, retention and third party consulting expenses.
Post management continues to expect fiscal year 2019 capital expenditures to range between $300-$310 million, including the following:

•	approximately $80 million related to the previously announced new precooked egg facility in Norwalk, Iowa;

•	approximately $30 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility; and

•
approximately $25 million to upgrade certain manufacturing product lines in Corby, U.K. into a single facility and to complete the start-up and transfer of production to other facilities related to the Clinton, Massachusetts cereal facility closure.

The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for gain on sale of business, non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, mark-to-market adjustments on commodity and foreign exchange hedges, assets held for sale and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Fiscal Year 2018 Reclassification
Certain financial amounts for fiscal year 2018 were reclassified to reflect the exclusion of all components of net periodic benefit cost, with the exception of service cost, from operating profit in accordance with the provisions of Accounting Standards Update 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The reclassified amounts are reported in the Condensed

Consolidated Statements of Operations in “Other income, net.” These reclassifications had no impact on net earnings as previously reported.
8th Avenue Standalone Financial Information and Outlook
A business separately capitalized by Post and Thomas H. Lee Partners, L.P. (“THL”), in which Post and THL own 60.5% and 39.5%, respectively, of the common equity of 8th Avenue, the holding company for Post’s historical private brands business (nut butter, dried fruit and nut, granola and pasta).
Net sales were $214.1 million, an increase of 3.7%, or $7.7 million, compared to the prior year period. Net loss was $4.5 million and Adjusted EBITDA was $22.9 million. As of December 31, 2018, 8th Avenue is capitalized with $648 million of senior secured debt and $250 million of preferred equity. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management continues to expect fiscal year 2019 Adjusted EBITDA to range between $110-$120 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction and integration costs and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for the Company and 8th Avenue, and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, February 1, 2019 at 9:00 a.m. EST to discuss financial results for the first quarter of fiscal year 2019 and fiscal year 2019 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 8557859. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, February 15, 2019 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 8557859. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2019, Post’s capital expenditures expectations, including capital expenditures expectations related to the new precooked egg facility, the cage-free housing conversion, upgrading certain manufacturing product lines in Corby and the start-up and transfer of production to other facilities related to the Clinton cereal facility closure, Post’s restructuring, plant closure and integration cost expectations, Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2019 and statements regarding the initial public offering of Post’s Active Nutrition business. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;

•	Post’s ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•
the possibility that Post may not be able to consummate the initial public offering of its Active Nutrition business on the expected timeline or at all, that Post may not be able to create value in its Active Nutrition business through such transaction or that the pursuit of such transaction could be disruptive to Post and its Active Nutrition business;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•	Post’s ability to promptly and effectively realize the expected synergies of its acquisition of Bob Evans within the expected timeframe or at all;

•	higher freight costs, significant volatility in the costs or availability of certain raw materials, commodities or packaging used to manufacture Post’s products or higher energy costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;

•
legal and regulatory factors, such as compliance with existing laws and regulations and changes to and new laws and regulations affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•	consolidations in the retail and foodservice distribution channels;

•	losses incurred in the appraisal proceedings brought in connection with Post’s acquisition of Bob Evans by former Bob Evans stockholders who demanded appraisal of their shares;

•	the ultimate impact litigation or other regulatory matters may have on Post;

•	disruptions or inefficiencies in the supply chain, including as a result of Post’s reliance on third party manufacturers for certain of its products;

•	changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;

•	Post’s ability to successfully collaborate with the private equity firm THL, whose affiliates invested with Post in 8th Avenue;

•
costs associated with Bob Evans’s obligations in connection with the sale and separation of its restaurant business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;

•	the ability of Post’s and Post’s customers’ private brand products to compete with nationally branded products;

•	Post’s ability to successfully operate its international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the United States and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;

•
the possibility of, or the occurrence of, a prolonged shutdown of the United States federal government, including any uncertainties resulting therefrom, any adverse impacts on the financial markets and economic conditions in the United States or worldwide and any regulatory or other delays occurring during or after a shutdown;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	changes in estimates in critical accounting judgments, including those based on tax reform;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	Post’s ability to protect its intellectual property and other assets;

•	significant differences in Post’s and 8th Avenue’s actual operating results from Post’s guidance regarding its and 8th Avenue’s future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other risks and uncertainties described in Post’s filings with the SEC.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, All Whites®, Better’n Eggs® and Crystal Farms® brands. Post’s Active Nutrition platform brings good energy to a wide range of consumers looking to live healthy lives through brands such as Premier Protein®, PowerBar® and Dymatize®. Post participates in the private brand food category through its investment with Thomas H. Lee Partners in 8th Avenue Food & Provisions, a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations Jennifer Meyer jennifer.meyer@postholdings.com (314) 644-7665	Media Relations Lisa Hanly lisa.hanly@postholdings.com (314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2018	2017
Net Sales	$1,411.3	$1,433.1
Cost of goods sold	984.8	984.6
Gross Profit	426.5	448.5

Selling, general and administrative expenses	217.1	246.0
Amortization of intangible assets	40.3	41.5
Gain on sale of business	(124.7)	—
Other operating income, net	(0.1)	—
Operating Profit	293.9	161.0

Interest expense, net	59.4	90.5
Loss on extinguishment of debt, net	6.1	37.3
Expense (income) on swaps, net	51.7	(2.7)
Other income, net	(3.7)	(3.5)
Earnings before Income Taxes and Equity Method Loss	180.4	39.4
Income tax expense (benefit)	43.8	(255.8)
Equity method loss, net of tax	10.7	—
Net Earnings Including Noncontrolling Interest	125.9	295.2
Less: Net earnings attributable to noncontrolling interest	0.3	0.3
Net Earnings	125.6	294.9
Less: Preferred stock dividends	2.0	3.4
Net Earnings Available to Common Shareholders	$123.6	$291.5

Earnings per Common Share:
Basic	$1.85	$4.42
Diluted	$1.67	$3.82

Weighted-Average Common Shares Outstanding:
Basic	66.7	66.0
Diluted	75.1	77.3

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2018	September 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$222.9	$989.7
Restricted cash	10.6	4.8
Receivables, net	452.5	462.3
Inventories	498.9	484.2
Current assets held for sale	—	195.0
Prepaid expenses and other current assets	57.5	64.3
Total Current Assets	1,242.4	2,200.3

Property, net	1,715.0	1,709.7
Goodwill	4,478.5	4,499.6
Other intangible assets, net	3,488.8	3,539.3
Equity method investments	168.1	5.2
Other assets held for sale	—	856.6
Other assets	192.0	246.8
Total Assets	$11,284.8	$13,057.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$3.4	$22.1
Accounts payable	331.6	365.1
Current liabilities held for sale	—	65.6
Other current liabilities	462.1	339.3
Total Current Liabilities	797.1	792.1

Long-term debt	6,336.5	7,232.1
Deferred income taxes	781.2	778.4
Other liabilities held for sale	—	695.1
Other liabilities	213.6	499.3
Total Liabilities	8,128.4	9,997.0

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.8
Additional paid-in capital	3,592.4	3,590.9
Retained earnings	210.7	88.0
Accumulated other comprehensive loss	(42.7)	(39.4)
Treasury stock, at cost	(615.2)	(589.9)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,146.0	3,050.4
Noncontrolling Interest	10.4	10.1
Total Shareholders’ Equity	3,156.4	3,060.5
Total Liabilities and Shareholders’ Equity	$11,284.8	$13,057.5

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2018	2017
Cash provided by (used in):
Operating activities	$238.7	$204.5
Investing activities, including capital expenditures of $78.8 and $46.7	201.5	(47.8)
Financing activities	(1,199.6)	259.6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.6)	0.7
Net (decrease) increase in cash, cash equivalents and restricted cash	$(761.0)	$417.0

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2018	2017
Net Sales
Post Consumer Brands	$455.3	$432.0
Weetabix	100.9	99.7
Foodservice	408.1	368.9
Refrigerated Retail	261.6	141.7
Active Nutrition	185.8	186.0
Private Brands	—	206.4
Eliminations	(0.4)	(1.6)
Total	$1,411.3	$1,433.1
Segment Profit
Post Consumer Brands	$84.0	$70.2
Weetabix	18.9	16.8
Foodservice	52.7	45.9
Refrigerated Retail	30.5	23.2
Active Nutrition	35.2	19.8
Private Brands	—	16.9
Total segment profit	221.3	192.8
General corporate expenses and other	48.4	28.3
Gain on sale of business	(124.7)	—
Interest expense, net	59.4	90.5
Loss on extinguishment of debt, net	6.1	37.3
Expense (income) on swaps, net	51.7	(2.7)
Earnings before Income Taxes and Equity Method Loss	$180.4	$39.4

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended December 31, 2018 to the same three-month period in fiscal year 2018, adjusted to include results of the acquired business and exclude results for the divested business for the periods presented in the table below. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Periods
Bob Evans	Acquisition	Foodservice and	October 1, 2017 - December 31, 2017
Refrigerated Retail
8th Avenue	Divestiture	Private Brands	October 1, 2017 - December 31, 2017

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended December 31,
	2018	2017
Net Sales	$1,411.3	$1,433.1
Pre-acquisition pro forma net sales from Bob Evans	—	142.4
Pre-acquisition intercompany net sales	—	(0.5)
Pre-divestiture net sales from the historical private brands business	—	(206.4)
Pro Forma Net Sales	$1,411.3	$1,368.6

Foodservice Net Sales	$408.1	$368.9
Pre-acquisition pro forma net sales from Bob Evans	—	23.0
Pro Forma Foodservice Net Sales	$408.1	$391.9

Refrigerated Retail Net Sales	$261.6	$141.7
Pre-acquisition pro forma net sales from Bob Evans	—	119.4
Pro Forma Refrigerated Retail Net Sales	$261.6	$261.1

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment, some of which are presented on a pro forma basis.

Product	Volume Percentage Change
All (pro forma)	3.2%
Side dishes (pro forma)	7.0%
Egg	1.4%
Cheese	2.3%
Sausage (pro forma)	(2.8%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Gain on sale of business: The Company has excluded gains recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these gains do not reflect expected ongoing future operating income and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

b.
Payments of debt extinguishment costs, net: The Company has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

d.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

e.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

f.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

h.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

i.
Advisory income: The Company has excluded advisory income received from 8th Avenue as the Company believes such income does not contribute to a meaningful evaluation of its current operating performance or comparisons of its operating performance to other periods.

j.
Income tax: The Company has included the income tax impact of the non-GAAP adjustments using a rate described in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

k.
U.S. tax reform net benefit: The Company has excluded the impact of the one-time income tax net benefit recorded throughout fiscal year 2018 which reflected (i) the benefit related to an estimate of the remeasurement of the Company’s existing deferred tax assets and liabilities considering both the Company’s fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. The Company believes that the net benefit as reported is not representative of the Company’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense (benefit), depreciation and amortization, including accelerated depreciation, and the following adjustments discussed above: gain on sale of business, non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction costs and integration costs, restructuring and plant closure costs excluding accelerated depreciation, mark-to-market adjustments on commodity and foreign exchange hedges, assets held for sale and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

l.
Loss on extinguishment of debt, net: The Company has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

m.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

n.
Equity method investment adjustment: The Company has included adjustments for the 8th Avenue equity investment loss and the Company’s portion of interest expense, income tax expense and depreciation and amortization for its unconsolidated Weetabix investments accounted for using equity method accounting.

o.
Noncontrolling interest adjustment: The Company has included adjustments for interest expense, income tax expense, and depreciation and amortization for consolidated investments which are attributable to the noncontrolling owners of the consolidated investments.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended December 31,
	2018	2017
Net Earnings Available to Common Shareholders	$123.6	$291.5
Dilutive preferred stock dividends	2.0	3.4
Net Earnings for Diluted Earnings per Share	125.6	294.9

Adjustments:
Gain on sale of business	(124.7)	—
Payments of debt extinguishment costs, net	(4.0)	30.8
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	51.7	(2.7)
Provision for legal settlement	—	9.0
Transaction costs	10.7	3.0
Integration costs	(0.3)	10.6
Restructuring and plant closure costs, including accelerated depreciation	4.7	—
Mark-to-market adjustments on commodity and foreign exchange hedges	6.7	(2.2)
Assets held for sale	(0.6)	—
Advisory income	(0.2)	—
Total Net Adjustments	(56.0)	48.5
Income tax effect on adjustments (1)	13.7	(11.9)
U.S. tax reform net benefit	—	(263.6)
Adjusted Net Earnings	$83.3	$67.9

(1) For the three months ended December 31, 2018, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2019 U.S. federal corporate income tax rate plus Post’s blended state income tax rate net of federal deductions. For the three months ended December 31, 2017, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2018 blended U.S. federal corporate income tax rate plus Post’s blended state income tax rate less the estimated benefit of the Domestic Production Activities Deduction.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended December 31,
	2018	2017
Diluted Earnings per Common Share	$1.67	$3.82

Adjustments:
Gain on sale of business	(1.66)	—
Payments of debt extinguishment costs, net	(0.05)	0.40
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	0.69	(0.03)
Provision for legal settlement	—	0.11
Transaction costs	0.14	0.04
Integration costs	—	0.13
Restructuring and plant closure costs, including accelerated depreciation	0.06	—
Mark-to-market adjustments on commodity and foreign exchange hedges	0.09	(0.03)
Assets held for sale	(0.01)	—
Total Net Adjustments	(0.74)	0.62
Income tax effect on adjustments (1)	0.18	(0.15)
U.S. tax reform net benefit	—	(3.41)
Adjusted Diluted Earnings per Common Share	$1.11	$0.88

(1) For the three months ended December 31, 2018, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2019 U.S. federal corporate income tax rate plus Post’s blended state income tax rate net of federal deductions. For the three months ended December 31, 2017, income tax effect on adjustments was calculated using 24.5%, the sum of Post’s fiscal year 2018 blended U.S. federal corporate income tax rate plus Post’s blended state income tax rate less the estimated benefit of the Domestic Production Activities Deduction.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2018	2017
Net Earnings	$125.6	$294.9
Income tax expense (benefit)	43.8	(255.8)
Interest expense, net	59.4	90.5
Depreciation and amortization, including accelerated depreciation	93.6	90.5
Gain on sale of business	(124.7)	—
Loss on extinguishment of debt, net	6.1	37.3
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	51.7	(2.7)
Provision for legal settlement	—	9.0
Non-cash stock-based compensation	8.7	6.8
Transaction costs	10.7	3.0
Integration costs	(0.3)	10.6
Restructuring and plant closure costs, excluding accelerated depreciation	1.5	—
Mark-to-market adjustments on commodity and foreign exchange hedges	6.7	(2.2)
Equity method investment adjustment	10.7	(0.1)
Noncontrolling interest adjustment	(0.2)	(0.2)
Assets held for sale	(0.6)	—
Advisory income	(0.2)	—
Adjusted EBITDA	$292.5	$281.6
Adjusted EBITDA as a percentage of Net Sales	20.7%	19.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2018
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Corporate/ Other	Total
Segment Profit	$84.0	$18.9	$52.7	$30.5	$35.2	$—	$221.3
General corporate expenses and other	—	—	—	—	—	(48.4)	(48.4)
Gain on sale of business	—	—	—	—	—	124.7	124.7
Other income, net	—	—	—	—	—	(3.7)	(3.7)
Operating Profit	84.0	18.9	52.7	30.5	35.2	72.6	293.9
Other income, net	—	—	—	—	—	3.7	3.7
Depreciation and amortization, including accelerated depreciation	29.5	8.7	27.0	18.0	6.4	4.0	93.6
Gain on sale of business	—	—	—	—	—	(124.7)	(124.7)
Non-cash stock-based compensation	—	—	—	—	—	8.7	8.7
Transaction costs	—	—	—	—	—	10.7	10.7
Integration costs	0.1	—	0.1	(0.5)	—	—	(0.3)
Restructuring and plant closure costs, excluding accelerated depreciation	—	—	—	—	—	1.5	1.5
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(2.7)	—	—	9.4	6.7
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Assets held for sale	—	—	—	—	—	(0.6)	(0.6)
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$113.6	$27.1	$77.1	$48.0	$41.6	$(14.9)	$292.5
Adjusted EBITDA as a percentage of Net Sales	25.0%	26.9%	18.9%	18.3%	22.4%	—	20.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2017
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Private Brands	Corporate/Other	Total
Segment Profit	$70.2	$16.8	$45.9	$23.2	$19.8	$16.9	$—	$192.8
General corporate expenses and other	—	—	—	—	—	—	(28.3)	(28.3)
Other income, net	—	—	—	—	—	—	(3.5)	(3.5)
Operating Profit	70.2	16.8	45.9	23.2	19.8	16.9	(31.8)	161.0
Other income, net	—	—	—	—	—	—	3.5	3.5
Depreciation and amortization	30.9	7.1	23.9	7.5	6.5	13.4	1.2	90.5
Provision for legal settlement	—	—	—	—	9.0	—	—	9.0
Non-cash stock-based compensation	—	—	—	—	—	—	6.8	6.8
Transaction costs	—	—	—	—	—	—	3.0	3.0
Integration costs	3.5	2.3	—	0.5	—	(0.1)	4.4	10.6
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	—	—	—	—	(2.4)	(2.2)
Equity method investment adjustment	—	(0.1)	—	—	—	—	—	(0.1)
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	—	(0.5)
Adjusted EBITDA	$104.8	$25.6	$69.8	$31.2	$35.3	$30.2	$(15.3)	$281.6
Adjusted EBITDA as a percentage of Net Sales	24.3%	25.7%	18.9%	22.0%	19.0%	14.6%	—	19.6%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

Three Months Ended December 31, 2018
Net Sales	$214.1
Gross Profit	$33.7

Net Loss	$(4.5)
Preferred Stock Dividend	7.0
Net Loss Available to Common Shareholders	$(11.5)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
The Company believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax expense, depreciation and amortization, and the following adjustments:

a.
Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of 8th Avenue or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.

b.
Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and an affiliate of THL as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET LOSS TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

Three Months Ended December 31, 2018
Net Loss	$(4.5)
Interest expense, net	11.8
Income tax expense	1.2
Depreciation and amortization	12.1
Transaction costs	1.8
Integration costs	0.2
Advisory costs	0.3
Adjusted EBITDA	$22.9
Adjusted EBITDA as a percentage of Net Sales	10.7%